Exhibit 99.2

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

THANKS SUPPORTERS FOR SUCCESSFUL GRAND OPENING CELEBRATION

OMAHA, NE – November 20, 2007 (Market Wire) – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) celebrated the Grand Opening of its Shenandoah, Iowa ethanol plant on Saturday, November 17.

Wayne Hoovestol, Chief Executive Officer, commented, “Our Grand Opening was a tremendous success.  More than 2,500 people attended the celebration.  Green Plains is pleased that so many of our investors, friends, neighbors, and area agricultural producers chose to participate in the event.  We are extremely thankful for all the support.”

U.S. Representative Steve King (R-IA-5) and U.S. Senator Chuck Grassley (R-IA) spoke at the Grand Opening ceremonies.  Both highlighted the importance of Green Plains and other ethanol producers to the local, regional and national economies.

“This new Green Plains ethanol plant is another milestone for America’s global leadership in the renewable fuels industry,” said Congressman King.

“Our national security and our economic security are at risk because of dependence on foreign oil,” said Senator Grassley. “The efforts here at Green Plains Renewable Energy are critically important.  The 50 million gallons of ethanol produced here is 50 million gallons less in gasoline imports.”

“Without the investment of our shareholders and the continued support of the community, this ethanol plant would not have been possible,” said Hoovestol.  “Green Plains is grateful for the tireless efforts of community leaders, elected officials, our contractors and our employees.  We appreciate all that was done to make this plant a reality.”

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production sometime early in 2008.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com